                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-62939


PROSPECTUS

                                 STAPLES, INC.

                                 129,045 SHARES

                                  COMMON STOCK

                             _____________________

     This Prospectus relates to 129,045 issued and outstanding shares (the "Shares") of Common Stock, $0.0006 par value per share (the "Common Stock"), of Staples, Inc. ("Staples" or the "Company") held by certain stockholders of the Company named herein (the "Selling Stockholders"). The Shares were issued by the Company in connection with the Company's acquisition of Quill Corporation and certain related entities ("Quill") in a pooling of interests transaction (the "Merger") pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Shares are being registered by the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of April 6, 1998, as amended, by and among the Company, Quill and the former stockholders of Quill, including the Selling Stockholders (the "Merger Agreement"). See "The Merger" and "Selling Stockholders."

     The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market ("Nasdaq"), in privately negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly or indirectly by selling the Shares to or through broker-dealers, agents or underwriters, and such broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers, agents or underwriters, may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer, agent or underwriter, might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     This Prospectus may be used by the Selling Stockholders or by any broker-dealer, agent or underwriter, who may participate in sales of the Shares. The Selling Stockholders will pay all commissions, transfer taxes and other expenses, if any, associated with the sale of the Shares by them.

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act. See "Use of Proceeds."

     The Company's Common Stock is traded on Nasdaq under the symbol "SPLS." On September 21, 1998, the closing sale price of the Common Stock on Nasdaq was $28.6875 per share.


              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
               OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ______________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

              The date of this Prospectus is September 22, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company is required to file electronic versions of certain documents through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998;

     (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 1998;

     (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 1998;

     (4) The Company's Current Report on Form 8-K dated April 6, 1998, filed with the Commission on April 10, 1998;

     (5) The Company's Current Report on Form 8-K dated May 21, 1998, filed with the Commission on June 4, 1998;

     (6) The Company's Current Report on Form 8-K dated July 1, 1998, filed with the Commission on July 1, 1998;

     (7) The Company's Current Report on Form 8-K dated July 9, 1998, filed with the Commission on July 9, 1998; and

     (8) The Company's Registration Statement on Form 8-A dated April 7, 1989 registering the Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: Staples, Inc., One Research Drive, Westborough, Massachusetts 01581, Attention: Investor Relations,
Telephone: (508) 370-8500.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This Prospectus (including the information incorporated herein by reference) contains forward-looking statements. For this purpose, any statements contained herein (or incorporated herein by reference) that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual events or the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below under the caption "Risk Factors."


                                  THE COMPANY

     Staples was founded in 1985 and pioneered the office products superstore concept. The Company is a leading office products distributor with a total of 830 retail stores located in the United States, Canada, the United Kingdom and Germany as of August 1, 1998, in addition to catalog and contract stationer operations.

     The Company views the office products market as a large diversified market for office supplies and equipment, business machines and computers, and various business services. Although there are no clear demarcations among segments, the Company targets four principal end-user groups: consumers and home offices; small businesses and organizations with fewer than 50 office workers; medium-size businesses and organizations with more than 50 office workers; and large businesses with more than 1,000 office workers. The Company's ability to address all four major end-user groups increases and diversifies its available market opportunities, increases awareness of the Staples name among customers in all four end-user groups (who often shop across distribution channels) and allows the Company to enjoy a number of important economies of scale. These include increased buying power, enhanced efficiencies in distribution and advertising and improved capacity to leverage certain general and administrative functions.

     The Company effectively reaches different sectors of the office products market through different channels of distribution designed to be convenient to each targeted market sector. Specifically, in-store operations seek to address the retail needs of customers, while the Company's delivered office products businesses focus on customers who desire delivery of their office products and other specialized services.

NORTH AMERICAN SUPERSTORES

     Staples' North American retail operations, consisting of 766 stores as of August 1, 1998, are the core business of the Company, generating a substantial majority of its sales and profits. The Company's retail operations focus on serving the needs of customers primarily in the consumer, home office and small business segments of the office products market.

     Superstores. The Company's North American superstores are located in 33 states, the District of Columbia and nine Canadian provinces in both major metropolitan markets and smaller outlying markets. The Company's current superstore prototype is approximately 24,000 square feet and offers about 8,000 different stock keeping units ("SKUs"). The Company's strategy for its North American superstores focuses on four key objectives: (i) providing superior customer value through a combination of broad product selection, everyday low prices, outstanding customer service and convenient locations; (ii) increasing the Company's presence in targeted markets by adding new superstores and achieving economies of scale in most of the major markets where it competes;
(iii) reducing operating costs to the lowest level consistent with providing quality merchandise and service; and (iv) offering a comfortable, easy-to-shop store environment with skilled sales associates available to assist the customer.

     Express Stores. In select urban markets, the Company operates a smaller store format, "Staples Express," which offers a more focused assortment of products. These smaller stores give the Company the opportunity to meet the office supply needs of customers in a store format that is efficient and economical in an urban environment. Staples Express stores range from approximately 6,000 to 10,000 square feet in size, and generally stock about 6,000 different SKUs.

DELIVERED OFFICE PRODUCTS

     The Company's delivered office products business is comprised of three principal operations: the Company's two catalog businesses, operating under the names "Staples Direct" and "Quill," and the Company's contract stationer business, operating under the names "Staples National Advantage" and "Staples Business Advantage."

     Staples Direct. Staples Direct, the Company's direct mail catalog business, was launched in 1990 to target segments of the office products market seeking the convenience of telephone ordering and free next day delivery for orders over $50. Delivery orders are shipped from the Company's delivery distribution centers and are distributed through dedicated delivery hubs. In some markets, the Company also delivers products directly from its retail stores. The Company markets Staples Direct through both direct mail catalogs and a sales force primarily focused on generating new accounts. The Company recently expanded its catalog operations in Canada, the United Kingdom and Germany.

     Quill. In May 1998, the Company acquired Quill and certain related entities in a pooling of interests transaction for total consideration of approximately $690 million consisting of 25,989,417 shares of the Company's Common Stock and cash of approximately $48 million. In 1997, Quill had net sales of approximately $551 million. Quill is a direct marketer focused on serving the needs of small- to medium-sized business customers across the United States that employ between 10 and 100 office workers. Quill currently operates nine distribution centers located throughout the United States. Quill uses targeted database marketing techniques to address the specific needs of certain customer groups. The Company incurred a charge to earnings of approximately $41 million in the fiscal quarter ended August 1, 1998 in connection with the acquisition of Quill.

     Staples National Advantage and Staples Business Advantage. The Company's contract stationer operations focus primarily on serving the needs of medium-to-large-size businesses that sometimes may seek more services than are provided by a traditional retail or mail order business, such as customized pricing, payment terms, usage reporting and the stocking of certain proprietary items. The Company's contract stationer business is divided into two segments. Staples National Advantage is a nationwide contract stationer business focused on selling to large multi-regional businesses. Staples Business Advantage focuses on selling to medium- and large-size regional companies and has the flexibility to handle smaller accounts.

INTERNATIONAL

     The Company believes that foreign markets provide significant growth opportunities. In 1991, the Company established its first international joint venture, "Business Depot," in Canada. Business Depot became a wholly-owned subsidiary of the Company in 1994. The Company also became a partner in two overseas office products superstore joint ventures operating in the United Kingdom under the name "Staples UK" and in Germany under the name "MAXI-Papier-Markt-GmbH," now known as Staples (Deutschland), Gmbh ("Staples Germany"). In May 1997, the Company increased its ownership interest in the Staples UK operations to 100% and in Staples Germany to approximately 92%. As of June 30, 1998, Staples UK operated 42 stores and Staples Germany operated 18 stores. Staples Germany recently began operating the German stores under the name "Staples Der Buro Mega Markt."

STRATEGY

     The Company is focused on the following strategic priorities, with the objective of enhancing its position as a leading office products supplier:

     Profitably Increase Retail Sales Per Store. The Company is devoting significant resources and efforts to profitably increase its retail sales per store. Initiatives cover a wide-range of store operations including product and service offerings, inventory planning, staffing, customer satisfaction and improvements in store design.

     Continue Rapid Growth in Delivered Office Products. The Company is implementing a number of actions to profitably grow its Staples Direct and Quill businesses. The Company seeks to focus on expanding the product offerings available for delivery, pursuing marketing initiatives to appeal to target customers, and expanding distribution capacity.

     Continue Store Growth and Strengthen Infrastructure. The Company is continuing its store growth program. The Company's store growth strategy is based on pursuing expansion of its network in existing markets and on entering both major and small new markets. The Company has made significant investments in its distribution infrastructure and inventory management systems to support this future growth.

     Improve Productivity. The Company intends to maintain its historical focus on being a low cost operator and believes that it has significant opportunities to reduce costs as a percentage of sales. Expansion will allow it to leverage fixed costs in store operations, marketing, distribution and administration and generate increased productivity through improvements in operating practices.

     Improve Customer Service. The Company has increased staffing levels in stores and delivery operations to improve service. The Company actively monitors customer satisfaction and has implemented programs which tie employee compensation to achievement of corporate goals.

                                  ----------------

     The Company's executive offices are located at One Research Drive, Westborough, Massachusetts 01581 (telephone: (508) 370-8500). The Company was organized in November 1985 and is incorporated in the State of Delaware.


                                  RISK FACTORS

     The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

INTENSE COMPETITION

     The Company operates in a highly competitive marketplace, in which it competes with a variety of retailers, dealers and distributors. The Company competes in most of its geographic markets with other high-volume office supply chains that are similar in concept to the Company in terms of store format, pricing strategy and product selection, such as Office Depot, OfficeMax and Office World, as well as mass merchants, such as Wal-Mart, warehouse clubs, computer and electronics superstores, and other discount retailers. In addition, the Company's retail stores, as well as its delivery and contract business, compete with numerous mail order firms, contract stationer businesses and direct manufacturers. Such competitors have increased their presence in the Company's markets in recent years. Some of the Company's current and potential competitors in the office products industry are larger than the Company and have substantially greater financial resources. No assurance can be given that competition will not have an adverse effect on the Company's business.

RISKS OF EXPANSION

     An important part of the Company's business plan is an aggressive store growth strategy. The Company opened 130 stores in the United States, Canada and Europe in fiscal 1997, plans to open approximately 170 new stores in fiscal 1998 and expects to continue to pursue an aggressive store growth strategy in fiscal 1999 and beyond. There can be no assurance that the Company will be able to identify and lease favorable store sites, hire and train employees, and adapt its management and operational systems to the extent necessary to fulfill its expansion plans. The failure to open new stores in accordance with its growth plans could have a material adverse impact on the Company's future sales and profits. Moreover, the Company's expansion strategy is based in part on the continued addition of new stores to its store network in existing markets to take advantage of economies of scale in marketing, distribution and supervision costs; however, this may result in the "cannibalization" of sales of existing stores. In addition, there can be no assurance that the new stores opened by the Company will achieve sales or profit levels commensurate with those of the Company's existing stores.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company has experienced and may experience in the future fluctuations in its quarterly operating results. Moreover, there can be no assurance that Staples will continue to realize the earnings growth experienced over recent years, or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations. Factors such as the number of new store openings (pre-opening expenses are expensed as incurred, and newer stores are less profitable than mature stores), the extent to which new stores "cannibalize" sales of existing stores, the mix of products sold, pricing actions of competitors, the level of advertising and promotional expenses, seasonality, and one-time charges associated with acquisitions or other events could contribute to this quarterly variability. The Company's sales and profitability are typically slightly lower in the first and second quarter of its fiscal year than in other quarters. In addition, the Company's expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in the Company's net income.

MANAGEMENT OF GROWTH

     The Company's business, including sales, number of stores and number of employees, has grown dramatically over the past several years. In addition, the Company has consummated a number of significant acquisitions in the last few years, and may make additional acquisitions in the future. This internal growth, together with the acquisitions made by the Company, have placed significant demands on the management and operational systems of the Company. To manage its growth effectively, the Company will be required to continue to upgrade its operational and financial systems, expand its management team and increase and manage its employee base.

INTEGRATION OF CERTAIN OPERATIONS OF QUILL

     In May 1998, the Company acquired all of the capital stock of Quill, which sells office supplies in the U.S. through mail order catalogs. The Company plans to continue to operate the Quill business separately from that of Staples Direct. However, over time, the Company may determine that integration of certain operations of Staples Direct and Quill may be desirable. There can be no assurance that the Company will not encounter difficulties in any such integration and any such difficulties could have a material adverse effect on the operations of the Company. The Company incurred a charge to earnings of approximately $41 million in the quarter ended August 1, 1998 in connection with the acquisition of Quill.

RISKS OF INTERNATIONAL OPERATIONS

     The Company has a presence in international markets through its operations in Canada, Germany and the United Kingdom, and may seek to expand into other international markets in the future. The Company's operations in foreign markets are subject to risks similar to those affecting its

U.S. operations, in addition to a number of additional risks inherent in foreign operations, including local customs and competitive conditions, and foreign currency fluctuations. Staples' European operations are currently unprofitable, and there can be no assurance that they will become profitable.

AVAILABILITY OF FINANCINGS

     The Company currently expects that its current cash and cash equivalents and funds available under its revolving credit facility will be sufficient to fund its planned store openings and other operating cash needs for at least the next 12 to 18 months. However, there can be no assurance that the Company will not require additional sources of financing prior to such time, as a result of unanticipated cash needs or opportunities, an expanded growth strategy or disappointing operating results. There also can be no assurance that the additional funds required by the Company, whether within the next 12 to 18 months or thereafter, will be available to the Company on satisfactory terms.

RISKS ASSOCIATED WITH YEAR 2000

     The Company has conducted a comprehensive review of its computer systems and applications to identify those that might be affected by the year 2000 issue and has begun an implementation plan to resolve the year 2000 issue. The Company is in the process of correcting or replacing those systems and applications which are not currently year 2000 compliant. The Company believes it will be able to modify or replace its affected systems and applications in time to avoid any material detrimental impact on its operations. The Company will incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare its systems and applications for the year 2000 issue. The preliminary expense estimate for year 2000 corrective and replacement activities ranges from $20 to $30 million, a portion of which would have been incurred as part of normal system and application upgrades. It is anticipated that all year 2000 compliance efforts will be complete by mid-1999. However, if such modifications and conversions are not completed in a timely manner, the year 2000 issue may have a material adverse impact on the operations of the Company.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

     The Company will bear all costs (excluding any brokerage fees, underwriting discounts and selling commissions and expenses incurred by the Selling Stockholders for legal services), fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees required under federal and state securities laws, fees and expenses of counsel for the Company and fees and expenses of accountants for the Company.


                                   THE MERGER

     In May 1998, the Company acquired Quill and certain related entities in a pooling of interests transaction for total consideration of approximately $690 million consisting of 25,989,417 shares of Common Stock and cash of approximately $48 million.

                              SELLING STOCKHOLDERS

     The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of shares of Common Stock of each Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time.

     All of the Shares being offered by the Selling Stockholders were acquired by them from the Company in connection with the Merger in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Selling Stockholders are former stockholders of Quill. See "The Merger."

     Except as provided below, the Selling Stockholders have not served as officers or directors of, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates since September 22, 1995 (other than as stockholders of Quill prior to the Merger and as stockholders of Staples subsequent to the Merger).

                     Number of  Shares of                        Number of Shares of
                         Common Stock           Number of           Common Stock
Name of Selling       Beneficially Owned          Shares         Beneficially Owned After
 Stockholder       Prior to the Offering(1)   Offered Hereby      Offering (1)(2)
---------------    ------------------------   --------------     ------------------------
Cindy Levy                       18,435          18,435                         --
Gregory Miller                   18,435          18,435                         --
Avrum Miller                     18,435          18,435                         --
Gail Miller                      18,435          18,435                         --
Susan Pack                       18,435          18,435                         --
Harlan Miller                    18,435          18,435                         --
Lauren Jacobson                  18,435          18,435                         __

____________________

(1) The number of shares of Common Stock beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Each Selling Stockholder has sole voting power and investment power with respect to all shares of Common Stock listed as owned by such Selling Stockholder.

(2) It is unknown if, when or in what amounts the Selling Stockholders may offer Shares for sale and there can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby. Because the Selling Stockholders may offer all or some of the Shares pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares held by the Selling Stockholders, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of the Offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, none of the Shares covered hereby will be held by the Selling Stockholders. None of the Selling Stockholders currently owns and, assuming the sale of the Shares registered hereby, none of the Selling Stockholders will own, 1% or more of the outstanding Common Stock.

                              PLAN OF DISTRIBUTION

     The Shares are being registered by the Company pursuant to the terms of the Merger Agreement. In the Merger Agreement, the Company has agreed, among other things, to bear all costs (excluding any brokerage fees, underwriting discounts and selling commissions and expenses incurred by the Selling Stockholders for legal services), fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees required under federal and state securities laws, fees and expenses of counsel for the Company and fees and expenses of accountants for the Company.

     The Selling Stockholders represented in the Merger Agreement that they were acquiring the Shares for investment and with no present intention of distributing any of such Shares. In recognition of the fact that investors, even though purchasing shares of Common Stock without a view to distribution, may wish to be legally permitted to sell publicly their shares of Common Stock when they deem appropriate, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) September 22, 2000 or (ii) the date on which all Shares offered hereby have been sold by the Selling Stockholders.

     The Company has been advised that the Shares covered hereby may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, in private or public transactions, directly or indirectly by or through broker-dealers, agents or underwriters who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or from purchasers of the Shares for whom they may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions on Nasdaq, in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration, or by any other legally available means. Any or all of the Shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) the writing of options on the Shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) any other legally available means. To the extent required, the number of Shares to be sold or transferred, the purchase price, the name of any such agent, broker-dealer or underwriter and any applicable discounts, concessions, allowances, discounts or commissions and any other required information with respect to a particular offer of the Shares will be set forth in a Prospectus Supplement. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any underwriting discounts, concessions or commissions. In addition, any Shares covered by this Prospectus which qualify for sale under Rule 144 or
Section 4(1) under the Securities Act may be sold under Rule 144 or Section 4(1) rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as the term is defined in the Securities Act and any commissions received by them as profit or any resale of the Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

     The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

     The Offering will terminate on the earlier of (i) September 22, 2000 or
(ii) the date on which all Shares offered hereby have been sold by the Selling Stockholders.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Hale and Dorr LLP, counsel to the Company.


                                    EXPERTS

     The consolidated financial statements of Staples at January 31, 1998 and February 1, 1997, and for each of the three years in the period ended January 31, 1998, incorporated in this Prospectus and Registration Statement by reference to the Company's Current Report on Form 8-K dated July 1, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein which, as to the years 1997, 1996, and 1995, are based in part on the reports of Kupferberg, Goldberg, & Neimark, LLC, independent auditors. The financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF.

                                _______________

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Available Information...................   2
Incorporation of Certain Documents
  By Reference..........................   2
Special Note Regarding Forward-Looking
  Information...........................   3
The Company.............................   3
Risk Factors............................   6
Use of Proceeds.........................   8
The Merger..............................   8
Selling Stockholders....................   9
Plan of Distribution....................  11
Legal Matters...........................  12
Experts.................................  12


================================================================================

================================================================================

                                 STAPLES, INC.



                               129,045 SHARES OF
                                  COMMON STOCK



                                 ______________

                                   PROSPECTUS

                                 ______________



                              September 22, 1998


================================================================================